                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                             WASTE MANAGEMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            (WASTE MANAGEMENT LOGO)
                         1001 FANNIN STREET, SUITE 4000
                              HOUSTON, TEXAS 77002

Dear Stockholder:

     We invite you to attend our Annual Meeting of Stockholders on May 16, 2003, in Houston, Texas. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

     This booklet includes the formal notice of meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

     For those stockholders with access to the Internet, we encourage you to access http://www.proxyvote.com to vote your shares over the Internet. Also, we encourage you to elect to receive future annual reports, Proxy Statements and other materials over the Internet, by following the instructions in the Proxy Statement. This electronic means of communication is quick and convenient and can save the Company a substantial amount of money in printing and postage costs.

     Even if you only own a few shares, we want your shares to be represented at the meeting. Whether or not you attend the meeting, please vote your shares either by returning your proxy card or by voting by telephone or Internet as soon as possible (see the proxy card for detailed instructions on how to vote by telephone or Internet).

     We hope you'll be able to attend the meeting and look forward to seeing you on May 16th.

                                          SINCERELY YOURS,

                                          (/S/ A. MAURICE MYERS)
                                          A. MAURICE MYERS
                                          Chairman of the Board,
                                          President and CEO

April 4, 2003

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           OF WASTE MANAGEMENT, INC.

     DATE AND TIME:

        May 16, 2003 at 11:00 a.m., Central Time

     PLACE:

        The St. Regis Hotel
        1919 Briar Oaks Lane
        Houston, Texas 77027

     PURPOSE:

        - To elect nine directors;

        - To ratify the appointment of Ernst & Young LLP ("Ernst & Young") as our independent auditors for the fiscal year ending December 31, 2003;

        - To vote on a proposal to amend our Employee Stock Purchase Plan (the "ESPP") to increase the number of shares we can issue under the plan;

        - To vote on a stockholder proposal relating to disclosure of our strategy on opposition to privatization; and

        - To conduct other business that is properly raised at the meeting.

     Only stockholders of record on March 21, 2003 may vote at the meeting.

     Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope, or vote by telephone or over the Internet by following the instructions on the proxy card.

                                          -s- DAVID P. STEINER
                                          DAVID P. STEINER
                                          Senior Vice President, General Counsel
                                          and Corporate Secretary

April 4, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Information.........................................    1
Board of Directors..........................................    2
  Director Nominees.........................................    3
  Director Compensation.....................................    4
  Meetings and Board Committees.............................    5
Director and Officer Stock Ownership........................    7
Persons Owning More than 5% of Waste Management Stock.......    8
Section 16(a) Beneficial Ownership Reporting Compliance.....    8
Executive Officers..........................................    8
  Executive Compensation....................................   10
  Compensation Committee Report.............................   13
Compensation Committee Interlocks and Insider
  Participation.............................................   15
Related Party Transactions..................................   16
Stock Performance Graph.....................................   16
Audit Committee Report......................................   16
Ratification of Independent Auditors........................   17
Approval of Amendment to the ESPP...........................   19
Equity Compensation Plans Information.......................   20
Stockholder Proposal........................................   21
Other Matters...............................................   22
Other Information...........................................   22

Appendices
  Audit Committee Charter...................................  A-1
  Corporate Governance Guidelines...........................  B-1
  Employee Stock Purchase Plan..............................  C-1

                              GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT

     We sent you these proxy materials because Waste Management's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares. On April 4, 2003 we began mailing these proxy materials to all stockholders of record at the close of business on March 21, 2003.

WHO MAY VOTE

     Stockholders of Waste Management, as recorded in our stock register at the close of business on March 21, 2003, may vote at the meeting. Each share of Waste Management common stock is entitled to one vote. As of March 21, 2003, there were 591,459,383 shares of common stock outstanding and entitled to vote.

HOW TO VOTE

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting, in which case your proxy will be revoked.

HOW PROXIES WORK

     Waste Management's Board of Directors is asking for your proxy. There are three ways to vote by proxy:

     - By telephone -- You can vote by telephone by following the instructions on the proxy card;

     - By Internet -- You can vote on the Internet by following the instructions on the proxy card; and

     - By mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

     Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. If you sign your proxy but do not give voting instructions, we will vote your shares as follows:

     - In favor of our director candidates;

     - In favor of the ratification of the independent auditors;

     - In favor of the amendment to the ESPP; and

     - Against the stockholder proposal relating to disclosure of our strategy on opposition to privatization.

     For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for all, each or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

     You may receive more than one voting or proxy card depending on how you hold your shares. Shares registered in your name and shares held in the ESPP are covered by separate proxy cards. If you hold shares through someone else, such as a broker, you may also get material from them asking how you want to vote. You should complete and return each proxy or other voting instruction request provided to you.

REVOKING A PROXY

     You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying our Corporate Secretary in writing at the following address. Your most current vote is the one that is counted unless you vote in person at the meeting.

                             Waste Management, Inc.
                           Attn: Corporate Secretary
                         1001 Fannin Street, Suite 4000
                              Houston, Texas 77002

QUORUM

     In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the meeting, either by proxy or in person. Abstentions and broker non-votes are counted as present at the meeting for determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

VOTES NEEDED

     Directors are elected by a plurality of shares present at the meeting, meaning the nine nominees that receive the highest number of votes cast in favor of their election will be elected.

     The ratification of the independent auditors, the approval of the amendment to the ESPP and the stockholder proposal require the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

     Abstentions have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted.

     Broker non-votes will be considered present for quorum purposes but not considered entitled to vote. Accordingly, broker non-votes will have no effect on the vote.

ATTENDING IN PERSON

     Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to gain admittance to the meeting.

                               BOARD OF DIRECTORS

     The Board of Directors currently consists of nine directors who are elected annually. No nominees will be recognized other than those that are nominated in accordance with our By-laws. Under the By-laws, nominations for directors must have been received between November 9, 2002 and December 9, 2002. No nominees, other than those proposed by the Board, were presented for the 2003 Annual Meeting. Consequently, no other nominees for director will be allowed at the meeting.

     H. Jesse Arnelle is currently a director; however, in accordance with the tenure provisions of the Company's Corporate Governance Guidelines, he is not standing for reelection.

                               DIRECTOR NOMINEES
                           (ITEM 1 ON THE PROXY CARD)

     The first proposal on the agenda will be to elect nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Board has nominated the nine director candidates listed below, and recommends that you vote for their election. All of the nominees are current directors except for Mr. Reum who is standing for election for the first time at this Annual Meeting of Stockholders. The nominees receiving the greatest number of votes for each of the nine positions will be elected.

     The following is a brief biography of each nominee. You will find information on their holdings of Waste Management stock in the "Director and Officer Stock Ownership" section on page 7.

     Pastora San Juan Cafferty is 62 years old. She has been a director of the Company or one of its predecessors since 1994. She has been a Professor since 1985 at the University of Chicago, where she has been a member of the faculty since 1971. She currently serves as a director of Kimberly-Clark Corporation, Peoples' Energy Corporation, Bankmont Financial Corporation and its subsidiaries, Harris Bankcorp, Inc. and Harris Trust and Savings Bank. She is also a Trustee of Rush-Presbyterian St. Luke's Medical Center and the Lyric Opera of Chicago.

     Frank M. Clark, Jr. is 57 years old. He has been a director of the Company since October 2002. Mr. Clark has served as Senior Vice President, Exelon Corporation, an energy holding company, Executive Vice President, Exelon Energy Delivery, and President, ComEd, since 2001. He served as Executive Vice President, ComEd from 2000 to 2001. Prior to joining Exelon Corporation, Mr. Clark served in various management positions with UNICOM Corporation (which was purchased by PECO in 2000 to form Exelon Corporation) from 1966 to 2000, serving as Senior Vice President, Corporate and Governmental Affairs, Commonwealth Edison Company, from 1999 to 2000.

     Robert S. Miller is 61 years old. He has been a director of the Company or one of its predecessors since 1997. He has been Chairman of the Board and Chief Executive Officer of Bethlehem Steel Corporation, a steel manufacturing company, since September 2001. He served as Chairman of Federal Mogul Corporation, an automotive parts manufacturing firm, from September 2000 to October 2001, and was CEO of Federal Mogul from September 2000 until January 2001. In October 2001, Bethlehem Steel and Federal Mogul both filed for bankruptcy. Mr. Miller served as special advisor to Aetna, Inc., a health insurer, from February 2000 until September 2000. From November 1999 until February 2000, Mr. Miller served as President and a Director of Reliance Group Holdings, Inc., a property and casualty insurance company that filed for bankruptcy in June 2001. He served as interim President and Chief Executive Officer of Waste Management from August 1999 until November 1999 and as non-executive Chairman of the Board of the Company from July 1998 until May 1999. Mr. Miller is a director of Federal Mogul Corporation, Pope & Talbot, Inc. and Symantec Corp.

     A. Maurice Myers is 62 years old. He has been a director, Chairman of the Board, President and CEO of the Company since November 1999. He served as Chairman of the Board of Yellow Corporation, a freight transportation company, from July 1996 until November 1999, and as a director, President and CEO from April 1996 until November 1999. He is a director of Tesoro Petroleum Corporation and Hawaiian Electric Industries, Inc.

     John C. Pope is 54 years old. He has been a director of the Company or one of its predecessors since 1997. He serves as Chairman of the Board of PFI Group, a private investment firm. He served as Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components from January 1996 to November 1999. He is a director of Federal Mogul Corporation, Wallace Computer Services, Inc., Air Canada Corporation, Per-Se Technologies, Inc., Dollar Thrifty Automotive Group, Inc., Kraft Foods, Inc. and CNF, Inc.

     W. Robert Reum is 60 years old. Mr. Reum is standing for election for the first time at this Annual Meeting of Stockholders. Mr. Reum has been Chairman, President and CEO of Amsted Industries Incorporated, a diversified manufacturer for the railroad, construction and building industries, since March

2001. He served as Chairman, President and CEO of The Interlake Corporation, a multinational manufacturer of engineered materials and handling/packaging systems, from 1991 to 1999. Mr. Reum is Chairman of the Board of the Morton Arboretum.

     Steven G. Rothmeier is 56 years old. He has been a director of the Company or one of its predecessors since 1997. He has been Chairman and CEO of Great Northern Capital, a private investment management, consulting and merchant banking firm, since March 1993. He is a director of GenCorp., Inc., Department 56, Inc. and Precision Castparts Inc.

     Carl W. Vogt is 67 years old. He has been a director of the Company since December 2001. Mr. Vogt is "Of Counsel" to Fulbright & Jaworski L.L.P., a nationally and internationally based law firm, where he was formerly a senior partner. He is currently a director of the Scudder Investments Mutual Funds, the ISI Managed Funds, Yellow Corporation and American Science and Engineering Inc. He was a director of the National Passenger Railroad Corporation (AMTRAK) from 1990 until 1992, and Chair of the U.S. National Transportation Safety Board from 1992 until 1994. He is a Trustee of Williams College, where he served as President (interim) from 1999 until 2000, Chair of the Flight Safety Foundation and a member of the American Council on Germany. Mr. Vogt is a Fellow of the Royal Aeronautical Society, a Fellow of the American Bar Foundation and an Industrial Fellow, Linacre College, Oxford University, England.

     Ralph V. Whitworth is 47 years old. He has been a director of the Company since 1998. He has been a principal of Relational Investors LLC, a private asset management company, since March 1996. He has also been a partner in Relational Advisors LLC, a financial advisory and investment-banking firm, since January 1997. He served as Acting Chairman of the Board of Waste Management from July 1999 to August 1999 and as Chairman of the Board from August 1999 until November 1999. He has served as Chairman of the Board of Apria Healthcare Group Inc. since April 1998 and has been a director since January 1998. He is also a director of Mattel, Inc.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NINE NOMINEE DIRECTORS.

DIRECTOR COMPENSATION

     Mr. Myers is the only director who is also an employee of the Company and receives no extra compensation for serving as a director. In 2002, non-employee directors received an annual retainer of $35,000 per year, Board meeting fees of $1,400 for each meeting attended, committee meeting fees of $1,250 for each meeting attended and reimbursement of meeting expenses. In addition, committee chairpersons received an additional $625 for each committee meeting chaired. In 2002, under our deferred compensation plan for non-employee directors, directors could choose to defer their cash compensation by receiving all or a portion of the cash that would otherwise be paid in phantom stock. Each phantom stock unit is equal in value to a share of Waste Management stock and is ultimately paid in cash. These units are measured and credited to the directors' accounts at the same time the annual retainer would otherwise be paid. Any fees that are deferred are held in the general funds of the Company. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid in a lump sum. In 2002, pursuant to the 1996 Stock Option Plan for Non-Employee Directors, each non-employee director also received 10,000 options to purchase the Company's common stock at the fair market value on the date of grant.

     Starting in 2003, the non-employee directors' annual cash retainer will be $40,000 per year. Additionally, the automatic stock option grant of 10,000 shares of common stock per year has been eliminated and, in lieu of the option grant, the non-employee directors will receive $70,000 per year in stock units. The stock units are issued under the 2003 Non-Employee Directors' Deferred Compensation Plan (the "2003 Directors' Deferred Plan"). They are valued as of the determination date (generally January 15th and July 15th of each year) and payable in shares of Waste Management common stock no earlier than one year following termination of Board service. Board meeting fees in 2003 will be $2,000 per meeting and Committee meeting fees will be $1,500 per meeting. Rather than paying a higher per meeting fee to Committee chairpersons as in the past, starting in 2003 the Committee chairs will receive an additional annual cash retainer of $10,000. Starting in 2003, Audit Committee members will also receive an additional annual cash retainer of $5,000. Non-employee directors also receive reimbursement of meeting expenses. The 2003 Directors' Deferred Plan allows the non-employee directors to defer all or a portion of their cash compensation and receive payment in shares of Waste Management common stock upon termination of Board service, or upon such later date that the director may choose.

MEETINGS AND BOARD COMMITTEES

     Last year the Board held 7 meetings. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the committees on which he served.

     The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary.

     The Audit Committee currently consists of Ms. Cafferty, Mr. Clark, Mr. Pope (Chairperson), Mr. Rothmeier and Mr. Vogt, all of whom served on the Audit Committee in 2002, with the exception of Mr. Clark. Each member of the Audit Committee is "independent" as defined in the New York Stock Exchange listing standards. During 2002 the Audit Committee held 10 meetings. The duties of the Audit Committee generally are:

     - to review our annual audited financial statements with management and our independent auditor and recommend to the Board whether those financial statements should be included in our Annual Report on Form 10-K;

     - to review with management and our independent auditor our quarterly financial statements prior to the filing of the Form 10-Q;

     - to review with management and our independent auditor press releases relating to earnings, prior to release, as well as earnings guidance provided to analysts and rating agencies;

     - to review, on an annual and quarterly basis, the certifications by the CEO and CFO as to the accuracy and completeness of our reports and filings, related financial statements and disclosures under the federal securities laws;

     - to discuss with our independent auditor any material changes to our accounting principles and any matters required to be communicated by our independent auditor by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

     - to retain, evaluate annually, and, if necessary, replace the independent auditors to audit our books and records;

     - to approve all services, including non-audit engagements, to be provided by our independent auditor prior to the engagement;

     - to be responsible for determining the compensation paid to our independent auditors;

     - to review the independence of our independent auditors;

     - to establish clear hiring policies for employees or former employees of our independent auditor;

     - to review and evaluate the lead partner of our independent audit team;

     - to obtain and review a report by our independent auditor, at least annually, describing the firm's internal quality-control procedures;

     - to review external and internal audit plans, staffing, reports and activities;

     - to review with management, our independent auditors and internal auditors our financial reporting, accounting and auditing practices and the adequacy and effectiveness of accounting and financial controls that could affect our financial statements;

     - to establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

     - to report the results of its reviews to the Board.

     The Audit Committee has a written charter, adopted by the Board, a copy of which is attached as Appendix A to this Proxy Statement.

     The Compensation Committee currently consists of Mr. Arnelle, Ms. Cafferty (Chairperson), Mr. Clark, Mr. Miller, Mr. Rothmeier and Mr. Whitworth, all of whom served on the Compensation Committee in 2002, with the exception of Mr. Clark. During 2002 the Compensation Committee met 7 times. The duties of the Compensation Committee generally are:

     - to establish a philosophy and policies governing all executive compensation and benefit programs;

     - to approve compensation for our executive officers and senior management;

     - to recommend to the Board new, and changes to existing, compensation and benefit plans;

     - to approve annual incentive compensation plan bonus goals for executive officers and senior management and grant options under our stock option plans;

     - to review and consider the annual evaluation of the CEO prepared by the Nominating and Governance Committee in determining the compensation of the CEO;

     - to annually review the Committee's performance relative to its Charter and report the evaluation results to the Board; and

     - to make regular reports to the Board.

     The Nominating and Governance Committee currently consists of Mr. Arnelle, Mr. Miller, Mr. Pope, Mr. Vogt and Mr. Whitworth (Chairperson), all of whom served on the Nominating and Governance Committee in 2002. The Nominating and Governance Committee met 5 times in 2002. The duties of the Nominating and Governance Committee generally are:

     - to review, and make recommendations to the Board regarding, the overall effectiveness, organization, composition and structure of the Board and its committees;

     - to coordinate an annual evaluation of the CEO by non-employee directors and provide the results of such evaluation to the Compensation Committee;

     - to coordinate an annual evaluation by the directors of the Board's performance and procedures;

     - to review any stockholder proposal we receive for inclusion in our proxy statement and make a recommendation to the Board to either object, support or take no position with respect to such proposal;

     - to review, and make recommendations to the Board regarding, corporate governance matters;

     - to annually review, and make recommendations to the Board with respect to, compensation of the non-employee directors;

     - to establish a director orientation program and monitor continuing director education; and

     - to make regular reports to the Board.

     Additionally, our Corporate Governance Guidelines, attached hereto as Appendix B, provide that the Chairman of the Nominating and Governance Committee will preside over the executive sessions of the Board of Directors and will act as presiding director. Mr. Whitworth, as Chairman of the Nominating and Governance Committee, currently acts as presiding director in executive sessions of the Board of Directors.

     Stockholders can review our Corporate Governance Guidelines, charters of the Audit, Nominating and Governance and Compensation Committees, and our Code of Conduct by accessing our website at http://www.wm.com.

     The Nominating and Governance Committee will consider stockholders' suggestions for nominees for directors to be elected at the 2004 Annual Meeting. To suggest a nominee, you should submit your candidate's name, together with biographical information and his or her written consent to nomination to the Corporate Secretary, Waste Management, Inc., 1001 Fannin, Suite 4000, Houston, Texas 77002, between November 9, 2003 and December 9, 2003.

                      DIRECTOR AND OFFICER STOCK OWNERSHIP

     This table shows how much common stock each director, director nominee and executive officer named in the Summary Compensation Table on page 10 owned on March 21, 2003. None of these individuals own more than 1% of our outstanding shares, except for Mr. Whitworth, who owns 1.1%, as described in footnote 2 to the table. Collectively, the directors and officers as a group owned approximately 2.1% of our outstanding shares as of March 21, 2003.

                                                                            SHARES OF COMMON
                                                                            STOCK COVERED BY
                                                        SHARES OF COMMON   OPTIONS EXERCISABLE
NAME                                                      STOCK OWNED        WITHIN 60 DAYS
----                                                    ----------------   -------------------
H. Jesse Arnelle......................................           519               40,000
Pastora San Juan Cafferty.............................         3,625               50,875
Frank M. Clark, Jr. ..................................         1,000                    0
Robert S. Miller......................................        14,726              452,708
John C. Pope(1).......................................         4,338               42,175
W. Robert Reum........................................             0                    0
Steven G. Rothmeier...................................         1,239               44,350
Carl W. Vogt..........................................        56,455               10,000
Ralph V. Whitworth(2).................................     6,369,800              310,000
A. Maurice Myers(3)...................................       187,840            1,391,805
William L. Trubeck(4).................................        28,967              437,500
Lawrence O'Donnell, III(5)............................        24,295              387,500
Robert P. Damico......................................         8,345              351,854
Richard T. Felago.....................................         6,421              206,634
All directors and executive officers as a group (27        6,773,199            5,907,493
  persons)............................................

---------------

(1) The number of shares owned by Mr. Pope includes 435 shares held in a trust for the benefit of his children.

(2) The number of shares listed for Mr. Whitworth is held by limited partnerships and managed accounts controlled by Relational Investors LLC, of which Mr. Whitworth is a principal. Mr. Whitworth disclaims beneficial ownership of these shares.

(3) The number of shares covered by options includes 100,260 options owned by a trust for the benefit of Mr. Myers' children, for which Mr. Myers serves as trustee. Mr. Myers has disclaimed beneficial ownership of those securities.

(4) The number of shares owned by Mr. Trubeck includes 25,740 shares remaining from a restricted stock award granted to Mr. Trubeck in the amount of 27,748 shares, of which 18,803 shares are vested. In 2002 the Company withheld 2,008 shares from the award in payment of Mr. Trubeck's taxes upon vesting of a portion of the award.

(5) The number of shares owned by Mr. O'Donnell includes 21,239 shares granted pursuant to a restricted stock award, of which 15,930 shares are vested.

          PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT COMMON STOCK

     The table below shows the beneficial ownership of our common stock as of March 21, 2003 for persons that we know own 5% or more of our common stock, based on Schedules 13D and 13G filed with the SEC.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              --------------------
NAME AND ADDRESS                                                NUMBER     PERCENT
----------------                                              ----------   -------
Southeastern Asset Management, Inc. ........................  31,749,348     5.2%
  6410 Poplar Ave., Ste. 900
  Memphis, TN 38119
Wellington Management Company, LLP..........................  30,452,105     5.0%
  75 State Street
  Boston, MA 02109

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, executive officers, directors and stockholders who own more than 10% of Waste Management common stock are required to file reports of their ownership, as well as any changes in their ownership, with the SEC and the New York Stock Exchange. They are also required to provide us with copies of any forms they file.

     After reviewing the copies of the forms and written representations from the executive officers and directors, we believe that during the last fiscal year, the executive officers and directors complied with all of their requirements to report their stock ownership and any changes in their ownership, with the exception of three executive officers. Each of these officers participate in our Retirement Savings Restoration Plan ("RSRP"), which supplements our 401(k) Plan and provides for contributions by regular withholdings from paychecks. In August 2002, the filing deadlines for Forms 4 were generally changed to two business days after a change in ownership, rather than ten days after the end of the month. The three officers failed to report their contributions under the RSRP into a Waste Management deferred stock fund on the first pay period after the filing deadlines were accelerated. The Forms 4 were filed as soon as practicable after the omission was realized. The three individuals and the number of deferred stock units acquired and reported on the late Forms 4 are William L. Trubeck, Executive Vice President, Operations Support and Chief Administrative Officer -- 24.257 shares; Ronald H. Jones, Vice President and Treasurer -- 8.6761 shares; and J. Drennan Lowell, President, Wheelabrator Technologies Inc. -- 12.1838 shares.

                               EXECUTIVE OFFICERS

     The following is a listing of our current executive officers, indicating their names, ages and a summary of their business experience for the past five years.

     A. Maurice Myers is 62 years old. He has been a director, Chairman of the Board, President and CEO since 1999. He served as Chairman of the Board of Yellow Corporation from July 1996 until November 1999, and as a director, President and CEO from April 1996 until November 1999.

     Barry H. Caldwell is 42 years old.  He has been Senior Vice
President -- Government Affairs and Corporate Communications since September 2002. He served as Vice President -- Government Relations for

CIGNA Corporation from October 2000 until September 2002, and as Vice President -- Federal Affairs for the Pharmaceutical Research and Manufacturers of America from October 1996 until September 2000.

     Robert P. Damico is 54 years old.  He has been Senior Vice
President -- Midwest Group since July 1998. He was District Manager, Division Manager and then Region Manager of the Mountain Region for Waste Management Holdings, Inc., one of our wholly-owned subsidiaries ("WM Holdings"), from 1980 until July 1998.

     Robert E. Dees, Jr. is 52 years old. He has been Senior Vice
President -- People since May 2000. He was Senior Vice President -- Human Resources of AutoNation, Inc. from 1997 until 2000.

     Richard T. Felago is 55 years old. He has been Senior Vice
President -- Eastern Group since May 2001. He was President of Wheelabrator Technologies Inc., one of our wholly-owned subsidiaries ("WTI"), from May 1999 until May 2001, and Vice President -- Marketing and Business Development of WTI from 1996 until May 1999.

     David R. Hopkins is 59 years old. He has been Senior Vice
President -- Southern Group since March 2000. He was Senior Vice
President -- International Operations and CEO of Waste Management International, Inc., one of our wholly-owned subsidiaries, from November 1998 until March 2000.

     Ronald H. Jones is 52 years old. He has been Vice President and Treasurer since 1995.

     J. Drennan Lowell is 46 years old. He has been President of WTI since May 2001. He was Vice President -- Finance of WTI from May 1999 until May 2001, and a self-employed consultant from July 1998 until April 1999. He was Vice President and CFO of U.S. Industrial Services, Inc. from September 1997 until July 1998.

     Lawrence O'Donnell, III is 45 years old. He has been Executive Vice President -- Western Group since July 2001. He was Executive Vice President, General Counsel and Corporate Secretary from March 2001 until July 2001, and Senior Vice President, General Counsel and Corporate Secretary from February 2000 until March 2001. Mr. O'Donnell was Vice President and General Counsel of Baker Hughes Incorporated from 1995 until February 2000.

     Domenic Pio is 39 years old. He has been President of Canadian Waste Services, Inc., one of our wholly-owned subsidiaries ("Canadian Waste"), since April 2001. He was Area Controller of Canadian Waste from April 1998 until April 2001 and Division Vice President, South Western Ontario, Canadian Waste from January 1997 until April 1998.

     Steven T. Ragiel is 39 years old. He has been President of Recycle America Alliance, LLC, one of our subsidiaries, since March 2003. He was Vice
President -- Recycling and Trading from 1997 until March 2003.

     Robert G. Simpson is 51 years old. He has been Vice President and Chief Accounting Officer since May 2002. He was Vice President -- Taxation from November 1998 to May 2002, and Vice President and General Manager of Tenneco Business Services from July 1997 until November 1998.

     Thomas L. Smith is 64 years old. He has been Senior Vice
President -- Information Systems since November 1999. He was Vice President of Information Systems of Yellow Services, Inc. from February 1997 until November 1999.

     David P. Steiner is 42 years old. He has been Senior Vice President, General Counsel and Corporate Secretary since July 2001. He was Vice President and Deputy General Counsel from November 2000 until July 2001. He was with Phelps Dunbar, L.L.P., a regional law firm, from 1990 to November 2000.

     James E. Trevathan is 50 years old. He has been Senior Vice
President -- Sales and Marketing since May 2000. He was Vice President -- Sales from July 1998 until May 2000 and Regional Vice President -- Industrial of WM Holdings from 1997 until July 1998.

     William L. Trubeck is 56 years old. He has been Executive Vice President, Operations Support and Chief Administrative Officer and CFO since May 2002. He was Executive Vice President and CFO from March

2001 until May 2002 and Senior Vice President and CFO from March 2000 until March 2001. He was Senior Vice President -- Finance and CFO of International Multifoods, Inc. from 1997 until March 2000, and President, Latin American Operation of International Multifoods, Inc. from 1998 until March 2000.

     Charles A. Wilcox is 50 years old. He has been Senior Vice
President -- Market Planning and Development since May 2001. He was Senior Vice President -- Eastern Area from July 1998 to May 2001 and Region Vice
President -- Central Region from August 1996 until July 1998.

     Charles E. Williams is 53 years old. He has been Senior Vice
President -- Operations since May 2000. He was Vice President -- Environmental Compliance/Engineering from 1996 until May 2000.

                             EXECUTIVE COMPENSATION

     These tables show the compensation of our CEO and our other four most highly paid executives. You can see the Compensation Committee's report starting on page 13 for an explanation of our compensation philosophy.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                    COMPENSATION AWARDS
                                                ANNUAL COMPENSATION               ------------------------
                                     ------------------------------------------   RESTRICTED    SECURITIES
                                                                OTHER ANNUAL         STOCK      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)    COMPENSATION($)(1)   AWARD(S)($)    OPTIONS     COMPENSATION($)(2)
---------------------------   ----   ---------   ---------   ------------------   -----------   ----------   ------------------
A. Maurice Myers............  2002    936,538      907,531             --                --      400,000           69,376
  Chairman of the Board,      2001    850,000      496,300         65,063                --      300,000           40,616
  President and CEO           2000    850,000    1,010,700             --                --      275,415           33,498
William L. Trubeck..........  2002    539,423      359,215             --                --      150,000           40,068
  Executive Vice President,   2001    518,750      291,800             --                --      200,000           28,454
  Operations Support and      2000    411,538      445,894             --           386,738(3)   400,000            7,829
  Chief Administrative
    Officer
Lawrence O'Donnell, III.....  2002    539,423      373,755             --                --      150,000           40,524
  Executive Vice
    President --              2001    511,250      324,800             --                --      175,000           30,929
  Western Group               2000    415,769      419,140             --           311,948(4)   350,000            7,800
Robert P. Damico............  2002    450,769      351,827             --                --      135,000           32,454
  Senior Vice President --    2001    433,846      238,800             --                --      115,000           24,232
  Midwest Group               2000    414,615      648,660(5)          --                --      150,000            7,800
Richard T. Felago...........  2002    450,769      316,578             --                --      135,000           32,874
  Senior Vice President --    2001    388,457      270,100             --                --      115,000           20,256
  Eastern Group               2000    286,538      370,868             --                --      100,000            8,724

---------------

(1) In accordance with SEC rules, perquisites and other personal benefits that total less than $50,000 have not been included. For 2001, Other Annual Compensation for Mr. Myers included a payment of approximately $49,000 for the purchase of life insurance.

(2) All Other Compensation includes Company contributions to the 401(k) Plan, the RSRP and life insurance premiums. Amounts for fiscal year 2002 for the persons named above are as follows:

                                                            401(K)    RSRP      LIFE
                                                            ------   -------   ------
Myers.....................................................  $4,029   $61,178   $4,169
Trubeck...................................................  $7,466   $30,309   $2,293
O'Donnell.................................................  $8,500   $29,731   $2,293
Damico....................................................  $8,500   $22,036   $1,918
Felago....................................................  $7,446   $23,510   $1,918

(3) Mr. Trubeck was awarded 27,748 shares of restricted stock, valued at $386,738, on March 7, 2000. The shares of restricted stock vest in four equal installments, beginning on the first anniversary of the date of grant. At December 31, 2002, only 13,874 shares were still restricted, and were valued at $317,992, based upon the closing price of $22.92 per share of common stock on the New York Stock Exchange on December 31, 2002. Mr. Trubeck receives dividends on the shares of restricted stock.

(4) Mr. O'Donnell was awarded 21,239 shares of restricted stock, valued at $311,948, on February 14, 2000. The shares of restricted stock vest in four equal installments, beginning on the first anniversary of the date of grant. At December 31, 2002, only 10,619 shares were still restricted, and were valued at $243,387, based upon the closing price of $22.92 per share of common stock on the New York Stock Exchange on December 31, 2002. Mr. O'Donnell receives dividends on the shares of restricted stock.

(5) As reported in our Proxy Statement for the 2000 Annual Meeting, Mr. Damico was not included in our revised 1999 annual incentive compensation plan. In May 2000 it was deemed appropriate to pay a bonus of $274,640 to Mr. Damico because of his exclusion from the revised 1999 plan. This payment is included in Mr. Damico's 2000 bonus payment shown in the table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(A)
                           -------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                           NUMBER OF     % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                           SECURITIES     OPTIONS                                    OF STOCK PRICE APPRECIATION
                           UNDERLYING    GRANTED TO                                       FOR OPTION TERM(B)
                            OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ----------------------------
NAME                        GRANTED     FISCAL YEAR      PER SHARE         DATE           5%             10%
----                       ----------   ------------   --------------   ----------   ------------   -------------
A. Maurice Myers.........   400,000         3.8%           $27.88       3/07/2012     $7,012,000     $17,772,000
William L. Trubeck.......   150,000         1.4%           $27.88       3/07/2012     $2,629,500     $ 6,664,500
Lawrence O'Donnell,
  III....................   150,000         1.4%           $27.88       3/07/2012     $2,629,500     $ 6,664,500
Robert P. Damico.........   135,000         1.3%           $27.88       3/07/2012     $2,366,550     $ 5,998,050
Richard T. Felago........   135,000         1.3%           $27.88       3/07/2012     $2,366,550     $ 5,998,050

---------------

(a) The exercise price of the option is the market price of Waste Management common stock on the grant date. Options granted to senior executives in 2002 become exercisable in 25% annual increments beginning one year after the date of grant and expire 10 years from the date of grant.

(b) These columns show the gains the executives could realize if Waste Management's common stock appreciates at a 5% or 10% rate over the ten-year term of the options. These growth rates are arbitrary assumptions specified by the SEC, not our predictions.

                 OPTION EXERCISES AND VALUES AT FISCAL YEAR END

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                 OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END*
                           ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                      ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   -----------   -------------   -----------   -------------
A. Maurice Myers(1).....       --           --      1,216,805      1,258,610     $8,297,550     $4,455,224
William L. Trubeck......       --           --        250,000        500,000     $1,746,500     $1,746,500
Lawrence O'Donnell,
  III...................       --           --        218,750        456,250     $1,112,563     $1,112,563
Robert P. Damico........       --           --        251,854        331,250     $  608,063     $  608,063
Richard T. Felago.......       --           --        117,134        290,250     $  423,525     $  417,475

---------------

 * The difference between the option exercise price and the market value of Waste Management common stock at year-end, which was $22.92 based on the closing price on the New York Stock Exchange on December 31, 2002. The actual gain, if any, an executive realizes will depend on the market price of Waste Management stock at the time of exercise. "In-the-money" means the market price of the stock is higher than the exercise price of the option on the date specified.

(1) Included in Mr. Myers' calculations are the number and value of 100,260 options owned by a trust for the benefit of his children, for which Mr. Myers serves as trustee. Mr. Myers has disclaimed beneficial ownership of these options.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of the executive officers named in the Summary Compensation Table under the section titled "Executive Compensation" on page 10. The employment agreements are for three to five-year terms, and continuously renew for one to five year periods. The agreements provide for the payment of minimum annual base salaries, a target annual bonus and participation in all Waste Management benefit plans and programs.

     The agreements also provide for certain severance payments and benefits in the case of termination of employment or in the event of a change in control of Waste Management. If employment ends because of death or total disability, generally salary is paid for two years, although for Mr. Damico, salary is paid through the remaining term of his agreement, which is three years. Additionally, all options vest and must be exercised within one year. Benefits are paid in accordance with the terms of our benefit plans.

     If we terminate the executive's employment for "cause," as defined in the employment agreements, we will pay any accrued but unpaid salary, expenses required to be reimbursed, vacation and any earned but unpaid bonuses for prior periods. Benefits will be paid in accordance with the terms of our benefit plans and all vested and unvested options or other awards will be cancelled on the date of termination. If the executive decides to terminate his employment other than for "good reason," as defined in the employment agreements, the severance is the same, except the executive will generally have 90 days after terminating his employment to exercise any already vested options.

     If we terminate the executive's employment without cause or the executive leaves with "good reason," as defined in the employment agreements, we will pay to the executive all accrued or earned but unpaid amounts due to him as of the date of termination plus an amount equal to two times the sum of his base salary plus his target annual bonus. Generally, all benefits will continue for two years and all stock options and other awards will continue to vest over the two-year period, to the extent the vesting is not accelerated as of the date of termination in accordance with the terms of the employment agreement. The executive will generally have two years and six months from the date of termination to exercise any of the awards other than Mr. Damico, whose agreement provides for one year after termination. In no event can an option be exercised after its term.

     The agreements also provide for certain severance payments and benefits if there is a "change in control," as defined in the employment agreements, of Waste Management and the executive (i) terminates his employment for good reason thereafter, (ii) is terminated without cause thereafter, or (iii) the termination of employment in (i) or (ii) occurs "in contemplation" of a change in control. In these cases, the executive will receive the same severance as described in the preceding paragraph, except the severance generally will be three times the base salary and target annual bonus instead of two times and the benefits generally will continue for three years instead of two years. The stock options and other awards will become fully vested and generally will remain exercisable for three years after termination, but not to exceed the term of the option. The executive shall also receive a prorated bonus at the maximum bonus level. Additionally, if there are any payments under the agreements due to a change in control, the executives will receive certain gross-up payments such that the net amount received by the executive pursuant to the agreement will not be reduced by any excise taxes.

     The employment agreements also include covenants not to compete and not to solicit employees after termination of employment, as well as confidentiality provisions as are customary, in nature and scope, for such agreements.

     Additionally, under his agreement, Mr. Myers receives supplemental retirement benefits in the amount of $600,000 annually, provided he remains employed by us until the fifth anniversary of his employment. In the event Mr. Myers' employment is terminated before the fifth anniversary, annual payments are pro-rated as follows: $500,000 on and after the fourth anniversary; $400,000 on and after the third anniversary; and

$100,000 on and after the 18-month anniversary. Mr. Myers is currently eligible to receive a retirement benefit of $400,000 per year.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has prepared the following report regarding 2002 executive compensation. The Compensation Committee is composed entirely of non-employee, independent directors as required by the New York Stock Exchange and is responsible for establishing and administering the Company's policies governing annual compensation, long-term incentive awards, executive stock ownership, employment agreements, severance programs and other special executive benefits and perquisites. The Committee periodically evaluates the Company's compensation programs and compares them with those of other companies. This report provides specific information regarding compensation for the Company's CEO, as well as compensation information for all executives of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION

  PROGRAMS

     It is the policy of the Company and the Committee that all compensation programs should (i) link pay to the individual's and the Company's performance and (ii) be competitive in the market to enable the Company to attract, motivate, reward and retain the executive talent required to achieve corporate objectives. The Company also focuses on compensation linked to stock price performance to provide the strongest link to enhanced stockholder value. The Committee regularly works with independent compensation consultants to assist with the design, implementation and communication of various compensation plans. The Company determines competitive levels of compensation by looking at compensation survey data for companies with revenues comparable to the Company. The Company's compensation for executives includes base salaries, annual performance-based incentives, long-term incentives, and certain executive benefits and perquisites.

     In designing Waste Management's compensation programs, the Compensation Committee's primary consideration is the Company's achievement of strategic business goals that serve to enhance stockholder value. Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the four highest paid officers other than the CEO, unless such compensation meets certain performance-based requirements. The Company's stock option grants currently meet the performance-based requirements under
Section 162(m). The Company's Performance-Based Incentive Compensation Plan has been designed to meet the performance-based requirements under Section 162(m). The Committee may, however, authorize payment of non-deductible compensation if it determines that such action would be in the best interests of the Company and its stockholders.

  BASE SALARIES

     Base salaries for the Company's executives in 2002 were determined after reviews of the competitive market data described above. In determining base salaries, the Committee, using its discretion, considers market base salary rates, average annual salary increases for executives in companies of relative size across the country, and overall corporate financial performance. The Committee also reviews executives' individual performance in making base salary increase decisions. The Company's policy is to target base salary at the 50th percentile of the competitive market. Salary actions taken by the Compensation Committee in 2002, with respect to the executive officers, were consistent with the policies and practices described above.

  PERFORMANCE-BASED ANNUAL INCENTIVE COMPENSATION

     The Company's Performance-Based Incentive Compensation Plan links incentive compensation to the Company's achievement of specific performance goals. These goals are established at the beginning of each year by the Compensation Committee based upon corporate objectives determined by the Board. For 2002 the corporate objective was earnings before interest, taxes, depreciation and amortization (EBITDA). The

Compensation Committee used its discretion and reduced the maximum incentive payments authorized under the Performance-Based Incentive Compensation Plan based on the executive officers' achievement of the following goals:

          (1) Return on Capital Employed (measured against internal objectives);

          (2) Earnings Per Share (measured against internal year-over-year continuous improvement targets) ;

          (3) Individual performance (measured against specific personal performance objectives).

     Each performance goal, including the specific criteria for such goal, is weighted based upon the relative importance of each goal as determined by the Compensation Committee.

     A bonus target, ranging up to 115% of base salary, is established for each of the Company's executives under the Company's Performance-Based Incentive Compensation Plan. These bonus targets are based upon individual position, level of responsibility and each individual's ability to impact the Company's success. In 2002, the Company targeted annual incentive compensation at the 75th percentile of the market for comparable performance. Actual bonus awards are determined based on the Company's and the individual executive's achievement of the performance goals and can range from 0% to 200% of bonus target. Targeted bonuses for the named executive officers in 2002 generally fell between the market 50th and 75th percentiles. Actual bonuses for 2002 were less than target since Waste Management's performance was below the established goals.

  LONG-TERM INCENTIVE COMPENSATION

     The Company believes that its executives should have an ongoing stake in the long-term success of the Company. We also believe these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance, which is directly linked to stockholder value. The Company targets long-term incentive compensation to be between the 50th and 75th percentile of the competitive compensation data described above.

     The Company primarily uses stock options to deliver long-term incentives to executive officers. Stock options provide a strong link between pay and performance, since executives only realize value from stock options if the Company's share price rises after the date of grant. The Compensation Committee annually reviews competitive market data to determine appropriate stock awards to executives. All stock options in 2002 were granted with exercise prices at 100% of fair market value of the Company's common stock at the time of grant. The aggregate 2002 stock option grants for named officers approximated the 75th percentile of the competitive compensation data. Restricted stock is used periodically for attraction and retention purposes.

2002 CHIEF EXECUTIVE OFFICER COMPENSATION

  BASE SALARY

     The Committee established Mr. Myers' annualized base salary at $850,000 in November 1999 when he joined the Company. This base salary was set below the 1999 competitive market 50th percentile in recognition of the stock-based compensation awards provided to Mr. Myers when he was hired. Mr. Myers did not receive an adjustment to his base salary in 2000 or in 2001. The Committee increased Mr. Myers' base salary to $1,000,000 during 2002, bringing Mr. Myers' base salary to the competitive market 50th percentile.

  ANNUAL BONUS

     Mr. Myers received a bonus of $907,531 for 2002, based on the achievement of performance goals described above, under "Performance-Based Annual Incentive Compensation."

  LONG-TERM INCENTIVES

     Mr. Myers received an option grant of 400,000 options in March 2002 under the Company's annual stock option grant process. The grant of these stock options was made pursuant to his performance as evaluated by the Board of Directors. The options were granted with exercise prices at 100% of fair market value of the Company's common stock on the date of grant.

STOCK OWNERSHIP POLICY

     The Company adopted a stock ownership policy during 2002. Executives at the Senior Vice President level and above, as well as select executives at the Vice President level, are subject to the ownership policy. The objectives of the ownership policy are to ensure that Company executives (1) hold a meaningful amount of Company stock, and (2) retain shares acquired from the Company's equity compensation programs for a period of time. To achieve these objectives, the Company implemented stock ownership guidelines that vary by level and are expressed as a fixed number of shares. The Chief Executive Officer is expected to own approximately 166,000 shares. Executives at the Senior Vice President level and above have five years to meet the guidelines and Vice Presidents have seven years. Shares owned outright, deferred stock units in the RSRP and shares held in the 401(k) plan count towards meeting the guideline. Executives are required to hold 100% of the after-tax profit shares from Company equity compensation programs for one year after exercise or vesting. At the end of the holding period, executives who have not met their ownership guidelines are required to continue to hold 50% of the net profit shares.

SUMMARY

     The Compensation Committee believes that executive compensation for 2002 adequately reflects its policy to align compensation with overall business strategy, values and management initiatives and to ensure the Company's goals and performance are consistent with the interests of its stockholders.

                                          The Compensation Committee of the
                                          Board
                                          of Directors

                                          Pastora San Juan Cafferty, Chairperson
                                          H. Jesse Arnelle
                                          Frank M. Clark, Jr.
                                          Robert S. Miller
                                          Steven G. Rothmeier
                                          Ralph V. Whitworth

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2002 Ms. Cafferty and Messrs. Arnelle, Miller, Rothmeier and Whitworth served on the Compensation Committee. During 2002 no member of the Compensation Committee was an officer or employee of Waste Management; however, Mr. Miller served as interim President and Chief Executive Officer from August 1999 until November 1999.

     During 2002 none of our executive officers served as:

     - a member of a compensation committee of another company, one of whose executive officers served on our Compensation Committee;

     - a director of another company, one of whose executive officers served on our Compensation Committee; or

     - a member of a compensation committee of another company, one of whose executive officers served as one of our directors.

                           RELATED PARTY TRANSACTIONS

     Mr. Carl Vogt, a member of the Board of Directors, is "Of Counsel" to Fulbright & Jaworski L.L.P., a nationally and internationally based law firm. During 2002 we retained Fulbright & Jaworski L.L.P. to provide legal services. The amount of legal fees paid to Fulbright & Jaworski L.L.P. did not exceed 5% of the law firm's gross revenues for its last fiscal year, and is, therefore, not considered material.

                            STOCK PERFORMANCE GRAPH

     The graph below shows the relative investment performance of Waste Management common stock, the Dow Jones Pollution Control Index and the S&P 500 for the last five years, assuming reinvestment of dividends at date of payment into the common stock. The following graph is presented pursuant to SEC rules.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------------------
                             12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
-------------------------------------------------------------------------------------------------
 Waste Management              $100        $119        $ 44        $ 71        $ 82        $ 59
 Dow Jones Pollution
  Control Index                $100        $104        $ 58        $ 81        $ 91        $ 71
 S&P 500                       $100        $128        $155        $141        $124        $ 97

                             AUDIT COMMITTEE REPORT

     The role of the Audit Committee is, among other things, to oversee the Company's financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company's financial statements should be included in the Company's Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company's financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company's independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     The Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2002 with management and the independent auditors, and has taken the following steps in making its recommendation that the Company's financial statements be included in its annual report:

     - First, the Audit Committee discussed with Ernst & Young, the Company's independent accountants for fiscal year 2002, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

     - Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor's independence.

     - Finally, the Audit Committee reviewed and discussed, with the Company's management and Ernst & Young, the Company's audited consolidated balance sheets at December 31, 2002, and consolidated statements of income, cash flows and stockholders' equity for the fiscal year ended December 31, 2002, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

     The Committee has also discussed with the Company's internal and independent auditors the overall scope and plans of their respective audits. The Committee meets periodically with both the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal audit.

     The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent auditors.

     Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board has approved) that the Company's financial statements be included in its annual report for its fiscal year ended December 31, 2002. The Committee and the Board have also recommended the selection of Ernst & Young as the Company's independent auditors for fiscal year 2003.

                                          The Audit Committee of the Board of
                                          Directors

                                          John C. Pope, Chairperson
                                          Pastora San Juan Cafferty
                                          Frank M. Clark, Jr.
                                          Steven G. Rothmeier
                                          Carl W. Vogt

                      RATIFICATION OF INDEPENDENT AUDITORS
                           (ITEM 2 ON THE PROXY CARD)

     The next proposal on the agenda for the Annual Meeting will be a proposal to ratify the Board's appointment of Ernst & Young as our independent auditors for fiscal year 2003.

     On March 21, 2002 we dismissed Arthur Andersen LLP as our independent auditors and determined to appoint Ernst & Young as our new independent auditors. This determination followed our decision to seek proposals from independent accountants to audit our financial statements and was approved by the Board upon the recommendation of the Audit Committee.

     Arthur Andersen's report on our consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal years ended December 31, 2001 and 2000 and through the date of dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for fiscal years 2001 and 2000.

     For the fiscal years ended December 31, 2001 and 2000 and through the date of dismissal, we did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     Representatives of Ernst & Young will be at the Annual Meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

AUDIT FEES

     Ernst & Young's fees for our 2002 audit and the reviews of our quarterly financial statements were approximately $8.3 million.

  AUDIT-RELATED FEES

     Ernst & Young's fees for audit-related services during 2002 were approximately $0.7 million, which was comprised of approximately $0.6 million of subsidiary audits required by contracts and approximately $0.1 million of employee benefit plan audits.

  TAX FEES

     Ernst & Young's fees for tax services during 2002 were approximately $0.1 million. These services were for certain tax assistance in foreign jurisdictions.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees paid to Ernst & Young in 2002 for professional services with respect to financial information systems design and implementation.

ALL OTHER FEES

     There were no fees paid to Ernst & Young in 2002 for any other professional services.

     As set forth in the Audit Committee Report on page 16, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence.

     In January 2003, the SEC adopted new auditor independence rules that amend the fee categories and disclosure requirements for fees paid to independent auditors. Although the new disclosure requirements are not required until our 2004 Proxy Statement, we have presented the audit fees and provided supplemental disclosure of the audit-related and tax fees based on the guidance in the new disclosure requirements.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2003.

          PROPOSAL TO AMEND THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN
                           (ITEM 3 ON THE PROXY CARD)

DESCRIPTION OF THE AMENDMENT

     The Board of Directors believes it is in our best interests to encourage stock ownership by our employees. Accordingly, the Board of Directors established the Employee Stock Purchase Plan, which was approved by stockholders at our 1997 Annual Meeting. An aggregate of 1,000,000 shares of common stock was originally authorized for issuance under the ESPP. Stockholders approved an increase in the number of shares authorized for issuance under the ESPP to 2,250,000 at the 2000 Annual Meeting. As of March 21, 2003, approximately 45,000 employees were eligible to participate in the ESPP. As of March 21, 2003, less than 90,000 shares remained available for issuance. Therefore, the Board of Directors will present a proposal to increase the number of shares authorized for issuance by an additional 2,000,000 shares of common stock by amending the ESPP.

DESCRIPTION OF THE ESPP

     The ESPP permits eligible employees that enroll in the ESPP to purchase shares of common stock at a discount. On the last day of each six month period between January 1 and June 30 and July 1 and December 31 (each, an "Offering Period"), each employee who is enrolled in the ESPP will automatically purchase a number of shares of common stock determined by dividing such employee's payroll deductions accumulated in the ESPP during such Offering Period by the Offering Price. The Offering Price of each of the shares purchased in a given Offering Period shall be the lower of: (i) 85% of the fair market value of a share of common stock on the first day of the Offering Period, or (ii) 85% of the fair market value of a share of common stock on the last day of the Offering Period. If an employee withdraws from participation during an Offering Period, the monies contributed to the Plan are refunded immediately without interest. On March 21, 2003, the fair market value of our common stock was approximately $22.60.

     The ESPP is administered by the Administrative Committee of the Waste Management Employee Benefit Plans, a committee appointed by the Board of Directors. The Administrative Committee has the authority to interpret all provisions of the ESPP. Generally, all full-time employees who have been employed for at least 30 days prior to an enrollment date are eligible to participate in the ESPP.

     Eligible employees may elect to participate in the ESPP by completing an enrollment agreement we provide that authorizes payroll deductions from the employee's pay. The payroll deduction may not exceed ten percent of the employee's gross pay. In addition, an employee cannot contribute more than any amount which would generally (a) result in the employee owning common stock and/or options to purchase common stock making up five percent or more of our outstanding capital stock, or (b) permit such employee to purchase more than $25,000 of common stock in that year.

     All payroll deductions for the ESPP are placed in our general corporate account. No interest accrues on the payroll deductions, and an employee participating in the ESPP may not make any additional payments into the account. Employees may purchase common stock under the ESPP only through payroll deductions.

     The Board of Directors may amend the ESPP at any time. However, the ESPP may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), including stockholder approval if required.

     The ESPP will terminate on (i) the date that participating employees become entitled to purchase an aggregate number of shares greater than the number of shares remaining available for purchase, or (ii) the date on which the ESPP is terminated by the Board of Directors.

     Participation in the ESPP is discretionary, and participants can contribute up to ten percent of their gross pay, subject to the limitations described above. Additionally, the value of the common stock purchased will vary based on the fair market value of our common stock on the first and last days of the Offering Period. Accordingly, the number of shares that may be purchased by the five most highly compensated executive officers listed in this Proxy Statement, the executive officers as a group, the non-executive directors as a group and the non-executive officers as a group in the future is not currently determinable. Non-employee directors of the Company are not eligible to participate in the ESPP.

FEDERAL INCOME TAX CONSEQUENCES

     The ESPP is intended to be an "employee stock purchase plan" as defined in
Section 423 of the Code, which provides that an employee does not have to pay any federal income tax when he elects to participate in the ESPP or when he purchases shares of common stock in accordance with the terms of the ESPP. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which he sells the shares received under the ESPP and the price paid for them.

     The foregoing does not constitute a complete statement of the federal income tax effects under the ESPP, and each participant in the ESPP should consult with his or her own tax advisor to determine the particular tax effects of participation in the ESPP and transactions in shares received thereunder.

     The foregoing description of the ESPP is qualified in its entirety by, and should be read in conjunction with, the text of the ESPP, a copy of which, as proposed to be amended, is attached hereto as Appendix C.

     The affirmative vote of the holders of a majority of the shares of Waste Management common stock present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders is required for approval of the amendment to the ESPP.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

                     EQUITY COMPENSATION PLANS INFORMATION

     The following is a summary of all of our equity compensation plans, including plans that were assumed through acquisitions and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2002.

                                                                                          NUMBER OF SECURITIES
                                                                                          REMAINING AVAILABLE
                                                                                          FOR FUTURE ISSUANCE
                                                                                              UNDER EQUITY
                                                                                           COMPENSATION PLANS
                                       NUMBER OF SECURITIES                              (EXCLUDING SECURITIES
                                         TO BE ISSUED UPON       WEIGHTED-AVERAGE          TO BE ISSUED UPON
                                            EXERCISE OF          EXERCISE PRICE OF            EXERCISE OF
                                       OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,
                                        WARRANTS AND RIGHTS     WARRANTS AND RIGHTS       WARRANTS AND RIGHTS)
                                       ---------------------   ---------------------   --------------------------
Equity compensation plans approved by
  security holders...................       39,042,062                $28.00                   18,562,865
Equity compensation plans not
  approved by security holders (1)...        2,497,964                $17.96                      269,487
                                            ----------                ------                   ----------
Total................................       41,540,026                $27.40                   18,832,352
                                            ==========                ======                   ==========

---------------

(1) Includes our 2000 Broad-Based Employee Plan under which options to purchase an aggregate of 3.0 million shares can be granted to any non-officer employees. The exercise prices for options granted under the Broad-Based Plan are at least equal to the fair market value of common stock on the date of grant, may vest over various periods and expire up to 10 years from the date of grant.

    Also includes 372,000 shares issuable upon exercise of outstanding, fully vested warrants issued between 1994 and 1997 as compensation for goods or services, with exercise prices ranging from $10.00 to $42.25 and expiring through 2007.

                              STOCKHOLDER PROPOSAL
                           (ITEM 4 ON THE PROXY CARD)

     The following proposal was submitted by the AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, which owns 7,107 shares of Waste Management common stock. The proposal is co-sponsored by the New York City Employees' Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, NY 10007-2341, which owns 965,123 shares of Waste Management common stock.

STOCKHOLDER PROPOSAL

     RESOLVED that shareholders of Waste Management, Inc. ("WMI" or the "Company") request that the Board of Directors report to shareholders on the effect on WMI's business strategy of measures to oppose privatization of the provision of waste collection, disposal, transfer and recycling services. For purposes of this proposal, "privatization" means the shift from provision of such services by governmental entities to provision by private companies. Measures to oppose privatization should include initiatives, including "living wage" requirements, whose purpose or effect is to prohibit privatization or make the provision of privatized services more expensive for private service providers.

STOCKHOLDER SUPPORTING STATEMENTS

     Our Company provides solid waste services to commercial, industrial and residential customers. As explained in WMI's most recent filing on Form 10-K, residential services are provided under a contract with, or franchise granted by, a municipality or regional authority giving WMI the exclusive right to service all or a portion of the homes in that jurisdiction.

     According to a June 28, 2001 industry report by Salomon Smith Barney, the municipal segment makes up 20% of WMI's core solid waste business. The report characterizes the municipal segment, which offers "less attractive economics," as the "most competitive." We are concerned that measures to oppose privatization may make this segment even less attractive from a financial perspective.

     In recent years, there has been significant opposition to privatization. States have imposed requirements designed to ensure accurate cost comparisons, require a minimum level of cost savings before services can be contracted out, require contractors to provide "prevailing" wages and benefits and assistance to displaced public employees, and limit contract terms. Some states have even prohibited outright the privatization of certain kinds of services: for example, Illinois prohibits the privatization of correctional services.

     Similarly, "living wage" laws, which require employers who accept service contracts, operating grants, or tax abatements from local governments to pay more than the federal minimum wage, have proliferated. According to the community organization ACORN, 91 municipalities and counties have adopted living wage ordinances, and campaigns are underway in 75 additional locations. The Employment Policy Foundation states that "[t]he high monetary and potential legal costs imposed by [living wage] ordinances serve to make municipal contracting more risky and less attractive."

     We believe that opposition to privatization will likely increase. The Wall Street Journal reported on November 20, 2001, that such opposition had begun to increase as a result of the September 11th terrorist attacks, although it noted that the "beginnings of a backlash were stirring" before the attacks. The article pointed to the decision to federalize airport security workers and the postponement of planned privatizations of certain Pentagon back-office and mapping operations. In October 2002, the city of New Orleans shelved a planned privatization of its water and sewer operations, which would have provided inadequate cost savings.

     We believe shareholders should be better informed regarding the risks created by measures to oppose privatization and the way WMI weighs those risks when establishing business strategy. We urge shareholders to vote FOR this proposal.

WASTE MANAGEMENT RESPONSE TO STOCKHOLDER PROPOSAL

     The proponent is the AFSCME Employees Pension Plan ("AFSCME"), which is the pension plan for the American Federation of State, County and Municipal Employees (the "Union"). The proposal is co-sponsored by the New York City Employees' Retirement System. The AFSCME submitted this same stockholder proposal last year, and it was included in our Proxy Statement last year. At last year's Annual Meeting, the proposal received only 3.2% of the total shares represented at the meeting and entitled to vote and, in accordance with proxy rules, is included in this year's Proxy Statement because it received more than 3.0% of the shares represented at the meeting and entitled to vote.

     The Union is a union that represents state, county and municipal employees. Obviously, to the extent that a municipality decides to privatize, members of the Union may lose their jobs, and the Union loses members. The Union website contains extensive resources relating to efforts and strategies of the Union to oppose privatization of governmental services, including waste collection and disposal. Included among these resources are excerpts from several articles maligning us and our activities in the municipal sector. Thus, although the proposal is drafted in such a way that it appears to relate to matters of general interest to all stockholders, we believe the proponent is using the proposal as one of many tactics designed to assist the Union in its opposition to our efforts to enter into municipal contracts.

     We believe the proponent is acting on behalf of the Union in seeking to compel us to report on our business strategy to enable the Union to gain our private strategic business information for its own ends. Although the proponent claims that it is not an affiliate of the Union, we believe that the distinction is legalistic rather than actual. We do not believe that the motivation for the proposal has any connection to what is fair and equitable for our stockholders. Instead, we believe the proposal was lodged in direct support of, and to gain additional publicity in connection with, the Union's own efforts to oppose such privatization.

     We believe that forcing us to report on the effect on our business strategy of measures to oppose privatization would not benefit any group other than the Union. Such information would provide the Union with insights into our strategic planning that in turn would assist the Union in its efforts to oppose privatization of the provision of waste collection and disposal services. We believe that such a proposal would be of no benefit to our stockholders at large and, indeed, would disadvantage us and our stockholders. Consequently, we believe that the information requested would not be of significance to any persons other than a group attempting to damage such portion of our business. We believe the Union is such a group.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

                                 OTHER MATTERS

     Neither we nor our directors intend to bring any matters before the Annual Meeting other than:

     - the election of nine directors;

     - the ratification of our independent auditors; and

     - the proposal to amend the ESPP.

     Also, we have no present knowledge that any other matters will be presented by others for action at the meeting, other than the stockholder proposal described above. If any other matters are properly presented, your proxy card authorizes the people named as proxies to vote as they think best.

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2004 Annual Meeting should notify our Corporate Secretary. The written proposal must be received at our offices no later than December 9, 2003 and no earlier than November 9, 2003. A stockholder must have been the registered or beneficial owner of at least 1% of our outstanding common stock or stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date that the 2004 Annual Meeting is held.

EXPENSES OF SOLICITATION

     We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet, telephone or telegraph, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Mellon Investor Services has been hired to help in the solicitation of proxies for the 2003 Annual Meeting for a fee of approximately $7,000 plus associated costs and expenses.

ANNUAL REPORT

     A copy of our 2002 Annual Report to Stockholders, including our Annual Report on Form 10-K, which includes our financial statements for fiscal year 2002, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

HOW TO RECEIVE NEXT YEAR'S PROXY STATEMENT AND ANNUAL REPORT ON-LINE

     You can elect to receive future Waste Management proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. You can do this by going directly to http://www.icsdelivery.com/wm and following the instructions given, or by going to our website at http://www.wm.com, and clicking on the link that says "To enroll for electronic delivery of your annual report & proxy statement, click here."

     Additionally, most stockholders who vote their shares for the 2003 Annual Meeting over the Internet will be given the opportunity to consent to future Internet delivery of our documents when voting. If you are not given an opportunity to consent to electronic delivery when you vote your shares, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery. If you do consent to Internet delivery, a notation will be made in your account. When the Proxy Statement and Annual Report for our Annual Meeting in 2004 become available, you will receive an email notice instructing you on how to access them over the Internet.

                                                                      APPENDIX A
                             WASTE MANAGEMENT, INC.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee is appointed by the Board of Directors to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee shall assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications, performance and independence, and (4) the performance of the Company's internal auditor function. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement. The Audit Committee shall have and may exercise all the powers of the Board with respect to the specific authority delegated to the Audit Committee in this Charter or hereafter specifically delegated to the Audit Committee by the Board of Directors, except as may be prohibited by law.

     The independent auditors of the Company are ultimately accountable to the Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and such auditor). In fulfilling that responsibility, the Audit Committee has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors (and to nominate the independent auditor for stockholder approval). The Audit Committee shall also have the ultimate authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements of the Company's independent auditor. The Audit Committee also has the responsibility for evaluating and determining that the audit engagement team has the competence necessary to conduct the audit engagement in accordance with Generally Accepted Auditing Standards ("GAAS").

     The Audit Committee shall be elected by the Board of Directors and may be removed by the Board of Directors. The Audit Committee shall consist of not less than three, nor more than five, members of the Board of Directors. The members of the Audit Committee shall receive no compensation from the Company other than fees and other remuneration paid in their capacity as a director, committee member or committee chair. Without limiting the foregoing, no Audit Committee member may accept any consulting, advisory or other compensatory fee from the Company or its affiliates. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. The Board of Directors shall also elect a chairman of the Audit Committee. The members of the Audit Committee shall meet the independence, experience and other requirements of, and as determined in accordance with, the New York Stock Exchange and any current or subsequently adopted Federal legislation, rule or regulation (the "Applicable Rules and Regulations"). In particular, each member shall be (1) independent, as defined by and in accordance with the Applicable Rules and Regulations, and (2) financially literate, as interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment. At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the Commission. The following directors will be barred from serving on the Committee: (i) any former employee (excluding any person that serves on an interim basis) until 5 years after the employment has ended; (ii) anyone either affiliated with or employed by a present or former auditor of the Company until 5 years after the affiliation has ended; (iii) anyone that in the past 5 years has been part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of another company that employs or employed such director as an officer; and (iv) directors with immediate family members in the foregoing categories.

     The Audit Committee shall:

 FINANCIAL STATEMENT AND DISCLOSURE MATTERS

     - Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles, practices, and judgments, as well as the adequacy and effectiveness of accounting and financial internal controls that could significantly affect the Company's financial statements.

     - Recommend to the Board of Directors whether the Company's annual audited financial statements and accompanying notes should be included in the Company's Annual Report on Form 10-K.

     - Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     - Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

     - Review with management and the independent auditor press releases relating to earnings, prior to release, as well as earnings guidance provided to analysts and ratings agencies.

     - Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including a review of the adequacy of reserves.

     - Periodically discuss and review the Company's approach to risk assessment and risk management.

     - Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

     - Review such other matters with the independent auditor as are required by GAAS or the Applicable Rules and Regulations.

     - Review on an annual or quarterly basis the certifications by the CEO and CFO as to the accuracy and completeness of the Company's reports and filings under the Securities Exchange Act of 1934, related financial statements and disclosures.

     - Discuss with the independent auditor any material changes to the Company's accounting principles and any matters required to be communicated by the independent auditor by Statement on Auditing Standards No. 61 relating to the conduct of the audit (including the independent auditor's judgments about the quality of the Company's accounting principals and estimates).

  OVERSIGHT OF THE COMPANY'S RELATIONSHIP WITH THE INDEPENDENT AUDITOR

     - Retain, evaluate on an annual basis, and, if necessary, replace the independent auditor.

     - Approve all services, including non-audit engagements, to be provided by the independent auditor prior to the engagement; provided that any such non-audit services must be of a type permitted to be provided by the independent auditor under the Applicable Rules and Regulations. The Audit Committee may delegate the authority to pre-approve non-audit services to one or more members of the Audit Committee, but any such approval shall be reported to the Audit Committee at or prior to its next regularly scheduled meeting.

     - Be responsible for determining the compensation paid to the independent auditor for both audit and non-audit related services.

     - Establish clear hiring policies for employees or former employees of the independent auditor in accordance with the Applicable Rules and Regulations.

     - Review the independence of the independent auditors, giving consideration to the range of audit and non-audit services performed by them. In this connection, the Audit Committee is responsible for ensuring the independent auditors furnish at least annually a formal written statement delineating all relationships with the Company. To evaluate the independence of the independent auditors, the Audit Committee shall review the statement; conduct an active discussion with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors; take any other appropriate action in response to the independent auditors' statement or other communications to satisfy itself of the independence of the independent auditors and compliance with the Applicable Rules and Regulations; and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

     - Review and evaluate the lead partner of the independent auditor team.

     - Obtain and review a report by the independent auditor, at least annually, describing the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues and all relationships between the independent auditor and the Company; and report conclusions to the Board.

     - Meet with the independent auditor and the senior internal auditing executive prior to the annual audit to review and approve the planning, scope, adequacy, and staffing of the annual audit.

     - Review with the internal auditor and the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

      - Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

      - The level of satisfaction by the independent auditor that it has had timely access to all relevant data and information.

      - Any changes required in the planned scope of the internal and external audit.

      - The internal audit department responsibilities, budget and staffing.

  OVERSIGHT OF THE COMPANY'S INTERNAL AUDIT FUNCTION

     - Review the appointment and replacement of the senior internal auditing executive, and the structure of the internal audit staff.

     - Review the significant reports to management prepared by the internal auditing department and management's responses.

  COMPLIANCE OVERSIGHT RESPONSIBILITIES

     - Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

     - Obtain reports from management and the Company's senior internal auditing executive that the Company's subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Ethical Conduct.

     - Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     - Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     - Review with the Company's chief compliance officer and advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Ethical Conduct, as well as actions taken to maintain an effective compliance program, including developments in compliance law and best practices.

     - Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     - Meet at least quarterly with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

  GENERAL/ADMINISTRATIVE RESPONSIBILITIES

     - Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     - Report to the Board, at least annually, all public company audit committee memberships by members of the Committee.

     - Perform a self-evaluation of the Committee's performance on an annual basis.

     - Adopt an orientation program for new Committee members. All Committee members are encouraged to attend educational programs to enhance their Audit Committee membership, as they feel appropriate, and the costs of such program will be paid by the Company.

     - Perform any other activities consistent with this Charter, the Company's By-laws, governing law and the Applicable Rules and Regulations, with respect to the financial affairs of the Company, as the Audit Committee deems appropriate, and report such other activities to the Board at their next meeting.

     - Make regular reports to the Board.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles and the Applicable Rules and Regulations. These are the responsibilities of management and the independent auditor. It is also not the duty of the Audit Committee to conduct investigations, or to assure compliance with laws and regulations and the Company's Code of Ethical Conduct.

     The Audit Committee shall have the authority to engage outside advisors, including legal, accounting or other consultants to advise the Audit Committee or as it determines necessary to carry out its duties. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

     The Audit Committee will meet as often as the members shall determine to be necessary or appropriate but at least four times during each year. In addition, the Audit Committee will make itself available to the independent auditors and the internal auditors of the Company as requested. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting, accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

                                                                      APPENDIX B

                             WASTE MANAGEMENT, INC.

                        CORPORATE GOVERNANCE GUIDELINES

BOARD MISSION AND RESPONSIBILITIES

  MISSION STATEMENT

     The Company's primary objective is to maximize stockholder value, while adhering to the laws of the jurisdictions within which it operates and observing the highest ethical standards.

  CORPORATE AUTHORITY & RESPONSIBILITY

     All corporate authority resides in the Board of Directors as the representative of the stockholders. The Board delegates authority to management to pursue the Company's mission. Management, not the Board, is responsible for managing the Company. The Board retains responsibility to recommend candidates to the stockholders for elections to the Board of Directors. The Board retains responsibility for selection and evaluation of the Chief Executive Officer (the "CEO"), oversight of succession plans, determination of senior management compensation, approval of the annual budget, and review of systems, procedures and controls. The Board also advises management with respect to strategic plans.

BOARD STRUCTURE

  BOARD COMPOSITION

     Non-Employee Directors shall constitute a substantial majority of the Board.

  NUMBER OF DIRECTORS

     The Board shall have an objective to maintain its size at nine directors.

  COMMITTEES

     The standing Board committees shall be the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. All standing committees shall be made up of Non-Employee Directors. Committees shall receive authority exclusively through delegation from the Board. The Board must ratify all committee actions unless taken pursuant to an express delegation of authority. A Director may attend any Board committee meeting. The Board shall have responsibility for determining any qualifications of committee members, including whether any member of the Audit Committee is an "Audit Committee Financial Expert".

  NON-EMPLOYEE DIRECTOR

     "Non-Employee Director" means a person who is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Board of Directors, would interfere in the exercise of independent judgment as a director and who meets the independence requirements and such other qualifications as imposed by the New York Stock Exchange or under applicable rules or regulations (collectively, the "Applicable Rules and Regulations"). No officer or employee of the Company or its subsidiaries shall be qualified as a "Non-Employee Director." It is also presumed that no former officer or employee of the Company may qualify as a "Non-Employee Director," provided that this presumption is rebuttable upon an affirmative determination by the Board, and otherwise in accordance with the Applicable Rules and Regulations.

DIRECTORS

  NOMINEES FOR ELECTION TO THE BOARD

     The Nominating and Governance Committee shall recommend nominees to the full Board for annual elections of directors.

  RETIREMENT

     Directors shall submit their resignation due to retirement effective at the annual meeting of stockholders immediately preceding their 70th birthday.

  CHANGES IN PROFESSIONAL RESPONSIBILITY

     The Board should consider whether a change in an individual's professional responsibilities directly or indirectly impacts that person's ability to fulfill directorship obligations. To facilitate the Board's consideration, (i) the CEO and other employee directors shall submit a resignation as a matter of course upon retirement, resignation, or other significant change in professional roles, and (ii) all Non-Employee Directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities.

  DIRECTOR COMPENSATION

     From time to time the compensation of directors shall be reviewed by the Nominating and Governance Committee, which shall make recommendations to the full Board. The Board's philosophy is that a substantial portion of director compensation shall be equity-based.

  OUTSIDE BOARD MEMBERSHIPS

     The CEO and other senior management members of the Board shall seek the approval of the Board before accepting outside board memberships.

BOARD OPERATIONS

  BOARD AGENDA

     Each director shall have the right to make recommendations for items to be placed on the Board agenda. The Chairman shall set the agenda for each Board meeting, taking into account input and suggestions from members of the Board.

  STRATEGIC PLANNING

     The Board shall hold an annual strategic planning session. The timing and agenda for this meeting is to be suggested by the CEO.

  INDEPENDENT ADVICE

     The Board may seek legal or other expert advice from a source independent of management. Generally this would be with the knowledge of the CEO.

     With regard to investigations approved by resolution of the Board and in which the Board believes there may be a potential conflict of interest, the Board shall select independent outside counsel, accountants and other advisors it determines are independent of the Company and management, and the cost of such advisors will be paid by the Company.

  BUSINESS TRANSACTIONS

     Any transaction (excluding Board approved compensation and normal expense reimbursement) between or involving the Company or any of its affiliates and a member of the Board or member of the Company's senior leadership team or any member of their immediate family sharing the same household, including any entity (whether for profit or not for profit) at which they serve as an officer, director or employee, or in which they hold more than an aggregate 5% equity stake (in each case a "Covered Person"), whether acting on their own behalf or on behalf of a third party, must be approved in advance by the Board. Such approval shall be required during the relevant Board member or senior leadership team member's service at the Company and for a period of two years after such service is terminated. Board approval shall not be required for deminimis transactions executed in the ordinary course of business without the involvement of the relevant Covered Person.

  ACCESS TO TOP MANAGEMENT

     Board members are free to contact members of senior management and are encouraged to coordinate their contacts with the CEO, President, Chief Financial Officer or General Counsel.

  EXECUTIVE MEETINGS OF NON-EMPLOYEE DIRECTORS

     An executive meeting of Non-Employee Directors should be held before each Board meeting. The Chairman of the Nominating and Governance Committee shall lead these sessions and act as presiding director.

  MAILING BOARD MEETING MATERIALS

     Directors should receive materials for regular Board meetings at least three calendar days before the meeting. It is recommended that directors receive three days notice of Special Board Meetings. If necessary, the Company's By-laws allow for as little as 24 hours formal notice for a Special Board Meeting. Materials for Special Board Meetings shall be distributed as promptly as practicable.

  GUIDELINES REGARDING FIELD BOARD MEETINGS OR DIRECTOR VISITS TO OPERATIONAL SITES

     Board meetings shall periodically include operational site visits. Management shall determine appropriate sites and scheduling for such meetings.

  BOARD EVALUATION

     The Nominating and Governance Committee shall be responsible for evaluating directors as part of its process for recommending director nominees to the Board.

     The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation by the directors of the Board's and committees' performance and procedures.

  CEO EVALUATION

     The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation of the CEO by the Non-Employee Directors. The Non-Employee Directors will also determine guidance for the Compensation Committee with respect to CEO compensation. The Chairman of the Nominating and Governance Committee shall be the liaison with the CEO.

  MANAGEMENT SUCCESSION

     The Board shall coordinate with the CEO to ensure that a successor for emergencies is designated at all times and that a formalized process governs long-term management development and succession. The CEO shall report to the Board annually about development of senior management personnel and succession plans.

  MEDIA RELATIONS

     Management speaks for the Company.

  DIRECTOR ORIENTATION

     The Board shall adopt an orientation program for new directors, that includes an orientation module for new members of the Audit Committee. All directors are encouraged to attend programs on Board governance and service, as they feel appropriate, and the costs of such programs shall be paid by the Company.

                                                                      APPENDIX C

                             WASTE MANAGEMENT, INC.

                          EMPLOYEE STOCK PURCHASE PLAN
                (AS AMENDED AND RESTATED EFFECTIVE MAY 16, 2003)

     The Waste Management, Inc. Employee Stock Purchase Plan (the "Plan") has been established for the benefit of its eligible employees. The terms of the Plan are set forth below.

     1. Definitions.

     As used in the Plan the following terms shall have the meanings set forth below:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Code" means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

          (c) "Committee" means the Administrative Committee of the Waste Management Employee Benefit Plans appointed by the Board to administer the Plan as described in Section 4 below.

          (d) "Common Stock" means the common stock, $0.01 par value, of the Company.

          (e) "Company" means Waste Management, Inc., a Delaware corporation, or any successor corporation by merger, reorganization, consolidation or otherwise.

          (f) "Continuous Employment" means the absence of any interruption or termination of service as an Eligible Employee with the Company and/or its Participating Subsidiaries. For purposes of the preceding sentence, an authorized leave of absence shall not be considered an interruption or termination of service, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

          (g) "Eligible Compensation" means, with respect to each Participant for each pay period, the regular base earnings, commissions, overtime and, for employees on an Involuntary Military Leave of Absence, pay differential, paid to the Participant by the Company and/or one or more Participating Subsidiaries during the Offering Period before reductions are made to Code Section 125 and Section 401(k) plans maintained by the Company and/or its Participating Subsidiaries. However, any incentive compensation or other bonus amounts shall be excluded for purposes of determining Eligible Compensation.

          (h) "Eligible Employee" means an employee of the Company or one of its Participating Subsidiaries who is customarily employed for at least 20 hours per week and more than five months in a calendar year, or are absent from active employment while on an Involuntary Military Leave of Absence. For purposes of the preceding sentence, employees who are members of a collective bargaining unit shall be excluded as eligible employees under the Plan, unless their applicable collective bargaining agreement provides for participation in the Plan.

          (i) "Enrollment Date" means the first business day of each Offering Period.

          (j) "Exercise Date" means the last business day of each Offering
     Period.

          (k) "Exercise Price" means the price per share of Common Stock offered in a given Offering Period, which shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock on the Enrollment Date of such Offering Period, or (ii) 85% of the Fair Market Value of a share of the Common Stock on the Exercise Date of such Offering Period.

          (l) "Fair Market Value" means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date, the closing price of such Common Stock on the New York Stock Exchange on such date, as reported in The Wall Street Journal. In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the New York Stock Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

          (m) "Involuntary Military Leave of Absence" means an employee's leave from employment pursuant to the Company's Paid Leave of Absence Policy to perform military service obligations in the United States Air Force, Army, Navy, Marines, Coast Guard, Public Health Service Corps or National Guard, and the employee is either drafted or a member of the Reserves called to active duty.

          (n) "Offering Period" means each six-month period that begins and ends on the business days that coincide with January 1 through June 30, or July 1 through December 31, or such other period or periods as the Committee may establish. However, if the first and/or last day of an Offering Period begins or ends (as applicable) on a Saturday, Sunday or holiday, then (i) the first day of the Offering Period will begin on the immediately following business day, and/or (ii) the last day of an Offering Period will end on the immediately preceding business day.

          (o) "Participant" means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided below in Section 6.

          (p) "Participating Subsidiary" means any Subsidiary not excluded from participation in the Plan by the Committee, in its sole discretion.

          (q) "Subsidiary" means any domestic or foreign corporation of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a "subsidiary corporation" within the meaning of
     Section 424(f) of the Code or any successor thereto.

     2. Purpose of the Plan.

     The purpose of the Plan is to provide an incentive for present and future employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code, and that the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code.

     3. Shares Reserved for the Plan.

     The Company shall reserve for issuance and purchase by Participants under the Plan an aggregate of 4,250,000 shares of Common Stock, subject to adjustment as provided below in Section 13. Shares of Common Stock subject to the Plan may be newly issued shares or treasury shares. If and to the extent that any option to purchase shares of Common Stock shall not be exercised for any reason, or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the Plan, unless the Plan shall have been terminated.

     4. Administration of the Plan.

     (a) A Committee appointed by the Board shall administer the Plan. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or rectify any omission in the Plan, or to reconcile any inconsistency in this Plan and any option to purchase shares granted hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's actions and determinations with respect to the foregoing shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the entire Committee.

     (b) The Committee may, in its discretion, request advice or assistance, or employ such other persons as it deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

     5. Eligibility to Participate in the Plan.

     Subject to limitations imposed by Section 423(b) of the Code, each Eligible Employee who is employed by the Company or a Participating Subsidiary for 30 days prior to an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.

     6. Election to Participate in the Plan.

     (a) Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Enrollment Date, unless the Committee establishes another deadline for filing the enrollment agreement with respect to a given Offering Period.

     (b) Unless a Participant withdraws from participation in the Plan as provided in Section 10 or authorizes a different payroll deduction by filing a new enrollment agreement prior to the Enrollment Date of a succeeding Offering Period, a Participant who is participating in an Offering Period as of the Exercise Date of such Offering Period shall be deemed to have (i) elected to participate in the immediately succeeding Offering Period and (ii) authorized the same payroll deduction percentage for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to such succeeding Offering Period.

     7. Payroll Deductions.

     (a) All Participant contributions to the Plan shall be made only by payroll deductions. Each time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made during the Offering Period in an amount from 1% to 10% (in whole percentages) of the Eligible Compensation that the Participant receives on each payroll date during such Offering Period. Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided below in
Section 10.

     (b) All payroll deductions made for a Participant shall be deposited in the Company's general corporate account and shall be credited to the Participant's account under the Plan. No interest shall accrue on or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional contributions into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     (c) Except as provided in Section 10, a Participant may not change his contribution election during an Offering Period.

     (d) Notwithstanding the foregoing provisions of this Section 7, no Participant may make payroll deductions during any calendar year in excess of $21,250, or such other limit as may be established by the Committee, in its discretion.

     8. Grant of Options.

     (a) On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3 and 8(b) hereof, each Eligible Employee shall be granted an option to purchase on the Exercise Date for such Offering Period a number of whole and fractional shares of the Company's Common Stock determined by dividing such Eligible Employee's payroll deductions accumulated during the Offering Period by the Exercise Price established for such Offering Period.

     (b) Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Eligible Employee's rights to purchase stock under all employee stock purchase plans of the Company and its

Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     9. Automatic Purchase.

     Unless a Participant withdraws from the Plan as provided below in Section 10, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date for which an enrollment agreement has been filed, and the maximum number of whole and fractional shares subject to the option will be purchased for the Participant at the Exercise Price established for that Offering Period, as provided above in Section 8.

     10. Withdrawal; Termination of Employment.

     (a) A Participant may withdraw all of the payroll deductions credited to the Participant's account for a given Offering Period by providing written notice to the Company no later than 45 days prior to the last day of such Offering Period. A Participant shall not be permitted to make a partial withdrawal of the payroll deductions credited to his account. All of the Participant's payroll deductions credited to the Participant's account will be paid to him promptly after receipt of the Participant's notice of withdrawal, the Participant's participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares hereunder will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan, unless written notice is delivered to the Company within the enrollment period preceding the commencement of a new Offering Period directing the Company to resume payroll deductions.

     (b) Upon termination of the Participant's Continuous Employment prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participant's account will be returned to the Participant or, in the case of death, to the Participant's estate, and the Participant's options to purchase shares under the Plan will be automatically terminated.

     (c) In the event a Participant ceases to be an Eligible Employee during an Offering Period, the Participant will be deemed to have elected to withdraw all payroll deductions credited to his account from the Plan. In such circumstance, the payroll deductions credited to the Participant's account will be returned to the Participant, and the Participant's options to purchase shares under the Plan will be terminated.

     11. Transferability.

     Options to purchase Common Stock granted under the Plan are not transferable, in any manner, by a Participant and are exercisable only by the Participant.

     12. Reports.

     Individual accounts will be maintained for each Participant in the Plan. Following each Exercise Date, statements of account will be given to Participants who have purchased shares under Section 9. Such statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

     13. Adjustments Upon Changes in Capitalization.

     (a) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per share purchase price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

     (b) In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the option shall be fully exercisable for a stated period, which shall not be less than 10 days from the date of such notice, and the option will terminate upon the expiration of such period.

     (c) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 13, and the Committee's actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 13.

     14. Amendment of the Plan.

     The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval, if required.

     15. Termination of the Plan.

     The Plan and all rights of Eligible Employees hereunder shall terminate:

          (a) on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

          (b) at any time, at the discretion of the Board.

     In the event that the Plan terminates under circumstances described in
Section 15(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

     16. Notices.

     All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     17. Shareholder Approval.

     The Plan shall be subject to approval by the shareholders of the Company within twelve months after the date the Plan is adopted by the Board of Directors. If such shareholder approval is not obtained prior to the first Exercise Date, the Plan shall be null and void and all Participants shall be deemed to have withdrawn all payroll deductions credited to their accounts on such Exercise Date pursuant to Section 10.

     18. Conditions upon Issuance of Shares.

     (a) The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. Notwithstanding anything in the Plan to the contrary, share certificates shall not be delivered to Participants until the later of (i) the date on which the applicable holding period to avoid a disqualifying disposition (within the meaning of Code Section 421) expires, or
(ii) the date that a Participant specifically requests a certificate for shares purchased pursuant to the Plan.

     (b) The Company may make such provisions, as it deems appropriate, for withholding by the Company pursuant to all applicable tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             WSTMNG                    KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY

                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASTE MANAGEMENT, INC.

     VOTE ON DIRECTORS

     1.   Proposal to elect

          01) Pastora San Juan Cafferty      05) John C. Pope           FOR WITHHOLD FOR ALL   To withhold authority to vote, mark
          02) Frank M. Clark, Jr.            06) W. Robert Reum         ALL    ALL    EXCEPT   "For All Except" and write the
          03) Robert S. Miller               07) Steven G. Rothmeier                           nominee's number on the line below:
          04) A. Maurice Myers               08) Carl W. Vogt           [ ]    [ ]     [ ]
                                             09) Ralph V. Whitworth                            -------------------------------------

     VOTE ON PROPOSALS                                                  FOR AGAINST ABSTAIN    Note: In their discretion, upon such
                                                                                               other matters that may properly come
     2.   Proposal to ratify the appointment of Ernst & Young LLP       [ ]    [ ]     [ ]     before the meeting or any adjournment
          as the independent auditors for 2003.                                                or adjournments thereof.

     3.   Proposal to amend Employee Stock Purchase Plan to             [ ]    [ ]     [ ]     The shares represented by this proxy,
          increase the number of shares the Company can issue.                                 when properly executed, will be voted
                                                                                               in the manner directed herein by the
     THE DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSAL 4                FOR AGAINST ABSTAIN    undersigned stockholder(s). If no
                                                                                               direction is made, this proxy will be
     4.   Proposal relating to the Company's disclosure of its          [ ]    [ ]     [ ]     voted FOR items 1, 2 and 3, and
          strategy on opposition to privatization.                                             AGAINST item 4. If any other matters
                                                                                               properly come before the meeting, the
                                                                                               persons named in this proxy will vote
                                                                                               in their discretion.


----------------------------------- --------------                               ----------------------------------- --------------
Signature [PLEASE SIGN WITHIN BOX]  Date                                         Signature (Joint Owners)            Date

                             WASTE MANAGEMENT, INC.

                  Annual Meeting of Stockholders - May 16, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 4, 2003, and hereby appoint(s) A. Maurice Myers and David P. Steiner, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 16, 2003 at 11:00 a.m., Central time, at The St. Regis Hotel, Houston, Texas 77027, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

ATTENTION PARTICIPANTS IN 401(k) PLANS: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan's assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.